EXHIBIT 99.1

Idaho Strategic Provides Second Quarter 2023 Operating and Financial Results

Achieves 3rd consecutive quarter of profitability and 3rd consecutive quarter of revenue above $3 million

COEUR D’ALENE, Idaho, August 14, 2023 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR” or the “Company”) is pleased to announce its consolidated operating and financial results for the second quarter of 2023 highlighted by $3,236,515 in revenue and $295,822 in net income.

Idaho Strategic’s President and CEO, John Swallow stated, “The second quarter of 2023 marked the Company’s third consecutive quarter that we achieved revenue above $3 million along with demonstrating positive net income (a claim not all mining companies can share). The benefits of discovering the H-Vein and the revised mine schedule at the Golden Chest combined with the experience and dedication of the folks on the ground is evident.

Overall, our strategy to expand the Golden Chest mine and to use the excess cash generated to invest in the Company’s future, both on the gold side and on the rare earths side, is advancing nicely. We will continue advancing our rare earth projects in a similar manner – allowing for and nurturing the upside while limiting the potential impact on the Golden Chest (both financially and personnel). And while this strategy has proven to be a balancing act at times, it is working well and remains the best path forward as evidenced by being one of the few mining companies to generate a profit in each of the prior three quarters. The value generated from our current operations not only adds to the bottom line, but it has also allowed for an elevated seat at the table regarding burgeoning strategic relationships and plans. Working with folks at the local, state, and national levels to possibly address our country’s challenges within the critical mineral supply chain has been a great motivator for all of us.

I have been around this industry a long time and can safely say that the work ahead of us is already substantially more enjoyable than the work it took to get here. And as Rob (and Becky) mentioned the other day after completion of the recent project tours for the Tobacco Root Geologic Society field trip in Salmon… ‘we (IDR) are no longer alone; we’ve definitely been discovered. And the level of focus on our area and addition of a number of new geologists by the different state and federal agencies to help tackle our country’s challenges is impressive’.”

Operational highlights include the following:

Rare Earth Elements

•	Idaho Strategic announced the expansion (and consolidation) of the Company’s Roberts project with the addition of the Phyllis Gross and Lower Lee Buck claim groups; and the subsequent rebranding of this landholding as the Mineral Hill REE project.
•	Following the end of the second quarter, Idaho Strategic announced the results of a sample taken during the second quarter from the Company’s Mineral Hill project. The sample returned a grade of 23.5% total rare earth elements (TREE) and was taken from a seam of monazite enveloped between two distinct carbonatites, which each assayed 7.5% TREE respectively.

Idaho Strategic Resources    •    201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Golden Chest Mine

•	At the Golden Chest, ore mined from underground stopes totaled approximately 8,700 tonnes with about 60% of that coming from the 797 and 812 H-Vein stopes and the remainder from Idaho Vein stopes. A total of 1,800 cubic meters of cemented rockfill were placed during the quarter. The Main Access Ramp (“MAR”) and associated drifts were advanced by 60 meters at depth during the quarter to the 785 meter elevation and a ventilation raise was also completed.
•	Near the end of the quarter, the Company started work on a portal at the bottom of the Jumbo Pit as part of an exploration project to drift on the Jumbo Vein to establish vein continuity and gold grade.
•	For the quarter ended June 30, 2023, a total of 11,708 dry metric tonnes (“dmt”) were processed at the Company’s New Jersey mill with a flotation feed head grade of 7.31 gpt gold and gold recovery of 92.6%. The head grade increased 30% over the first quarter as a result of mining on the H-vein which accounted for about one-half of the ore tonnage during the quarter with the remainder from Idaho Vein stopes and a stockpile of Jumbo open pit ore.

Corporate highlights include the following

Our financial performance during the quarter is summarized below:

•	Revenue increased 37.2% from $2,358,492 in 2022 to $3,236,515 in 2023 for the three-month period ended June 30, 2023, and increased 49.4% from $4,402,909 to $6,578,111 for the 6-month period ended June 30, 2023. The increase in revenue is largely due to the increased gold production throughout the quarter as well as a higher average gold price recognized on ounces produced. Gold production is expected to remain at approximately this level for the remainder of the year as mining on the H-Vein continues.
•	Gross profit as a percentage of sales increased from 0.3% in the second quarter of 2022 to 24.5% in the second quarter of 2023. For the six months ending June 30, 2022, gross profit as a percentage of sales was 7.1% compared to 25.2% in 2023.
•	Operating income for the three-month period ended June 30, 2023, was $289,987 which is an increase of $1,136,708 from an operating loss of $846,721 in the second quarter of 2022. For the six-month period ending June 30, 2023, operating income of $303,010 was an increase of $1,575,897 over the same period in 2022 which had an operating loss of $1,272,887.
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Net income increased $1,148,071 from a net loss of $852,249 for the three-month period ended June 30, 2022, to net income of $295,822 for the three-month period ending June 30, 2023. Net income increased $1,665,326 from a net loss of $1,325,318 in the six months ending June 30, 2022, to net income of $340,008 in the same period in 2023.

Idaho Strategic Resources    •    201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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•	The consolidated net income for the six-month period ending June 30, 2023 and net loss for the six-month period ended June 30, 2022 included non-cash charges as follows: depreciation and amortization of $671,079 ($472,115 in 2022), income on disposal of equipment of $224 (loss of $3,901 in 2022), accretion of asset retirement obligation of $7,856 ($5,069 in 2022), issuance of common stock for services of $0 ($32,326 in 2022), gain on forgiveness of SBA loan of none in 2023 ($10,000 in 2022) and equity income on investment in Buckskin of $1,357 ($671 in 2022).
•	Cash cost and all-in sustaining cost per ounce decreased in 2023 compared to 2022 due to a higher ore grade and tonnes mined. A core drilling exploration program is planned for the Golden Chest for the late third and early fourth quarter which may increase all-in sustaining costs in the second half of 2023.

Quality assurance/quality control:

Idaho Strategic’s gold samples were analyzed by American Analytical of Osburn, Idaho, an ISO certified laboratory. Samples were analyzed using lead collection fire assay with a gravimetric finish. A series of known assay standards are submitted with each drill hole as part of a quality assurance-quality compliance program. The Company’s rare earth elements samples are identified by a “one-of-a-kind” label and bagged for secure “chain-of-command” transport to ALS Minerals, a certified assay laboratory. ALS Minerals utilized Ore Grade Rare Earth Element analysis (ME-MS81h) and ME-OGREE for Ce, La and Pr.

Qualified person

IDR's Vice President of Exploration, Rob Morgan, PG, PLS is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release.

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth elements properties (in Idaho), the largest known concentration of thorium resources in the U.S., and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,300 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REEs) with an overall land position of approximately 18,030 acres in Idaho’s REE-Th Belt. The Company’s Lemhi Pass, Diamond Creek, and Mineral Hill REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. IDR’s Lemhi Pass REE-Thorium Project is also recognized by the USGS and IGS as containing the largest concentration of thorium resources in the country. All three projects are located in central Idaho and participating in the USGS Earth MRI program.

Idaho Strategic Resources    •    201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “intends”, “potential”, “believe”, “plans”, “expects”, “may”, “goal’, “assume”, “estimate”, “anticipate”, and “will” or similar words suggesting future outcomes, or other expectations, beliefs, assumptions, intentions, or statements about future events or performance. Forward-looking information includes, but are not limited to, the reliance on historic reports and information to aid in the Company’s project advancement for which the accuracy of the historic reports are unknown, the potential advancement of Idaho Strategic’s REE projects, the potential development and continued production of the H-Vein and Jumbo Vein, the ability of the Company to continue to advance both its gold and REE projects while limiting dilution to shareholders, and the potential for the Golden Chest to continue profitable production for the foreseeable future. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. The forward-looking statement information above, and those following are applicable to both this press release, as well as the links contained within this press release. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreaks, if they occur, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; interpretations or reinterpretations of geologic information; the accuracy of historic estimates; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

Idaho Strategic Resources    •    201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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